Exhibit 10.4

Name of Grantee: _____________

WEST CORPORATION

Restricted Cash Award Agreement

West Corporation, a Delaware corporation (the “Company”), hereby grants to ____________ (the “Grantee”) as of _____________ (the “Grant Date”), a cash award (the “Award”) of $100,000 upon and subject to the restrictions, terms and conditions set forth in this agreement (the “Agreement”).

1.Award Subject to Acceptance of Agreement. The Grantee’s right to the Award is subject to the restrictions described in this Agreement in addition to such other restrictions, if any, as may be imposed by law. The Award shall be null and void unless the Grantee accepts this Agreement by executing it in the space provided below and returning such original execution copy to the Company. As soon as practicable after the Grantee has executed this Agreement and returned it to the Company, the Company shall cause the Award to be delivered to the Grantee, by wire transfer of immediately available funds to the account designated by the Grantee, net of any applicable mandatory tax withholding.

2.Forfeiture Risk. If the Grantee ceases for any reason prior to the expiration of the Restriction Period serving as a Non-Employee Director (as defined in the West Corporation Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”)), including by reason of death, then (subject to any contrary provision of this Agreement or any other written agreement between the Company and the Grantee with respect to vesting and termination of the Award), the Award shall be automatically and immediately forfeited. Following forfeiture of the Award pursuant to this Agreement, the Grantee shall, upon request by the Company, repay to the Company the full amount of the Award within 10 business days following delivery of such request.

3.Vesting of Award. The Award shall vest during the Grantee’s continuous tenure as a Non-Employee Director of the Company in accordance with the provisions of this Section 3. Except as otherwise provided in this Section 3, the Award shall vest in full on the one year anniversary of the Grant Date, provided that Grantee’s tenure as a Non-Employee Director remains continuous through such date. The period of time during which the Award shall be unvested shall be referred to herein as the “Restriction Period.” Notwithstanding the above, 100% of the Award shall vest immediately upon a Change in Control (as defined in the Plan). Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or any other written agreement between the Company and the Grantee), the Award shall not vest on any date specified above unless the Grantee's tenure as a Non-Employee Director of the Company is then, and since the Grant Date has been, continuous.

4.Representations and Warranties of the Grantee. The Grantee represents and warrants that:

A.Authorization. The Grantee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Grantee's obligations hereunder. This Agreement has been duly executed and delivered by Grantee and is the legal, valid, and binding obligation of Grantee enforceable against Grantee in accordance with the terms hereof.

B.No Conflicts. The execution, delivery, and performance by the Grantee of this Agreement and the consummation by the Grantee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Grantee is subject, (ii) violate any order, judgment or decree applicable to the Grantee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Grantee is a party or by which the Grantee is bound.

C.Review, etc. The Grantee has thoroughly reviewed this Agreement in its entirety. The Grantee has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of this Agreement.

5.Company Representations. The Company represents and warrants that:

A.Authorization. The Company has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Company's obligations hereunder. This Agreement has been duly executed and delivered by the Company and is the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with the terms hereof.

B.No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Company is a party or by which the Company is bound.

6.Certain Tax Matters. The Grantee expressly acknowledges the following:

A.The Grantee understands that the Grantee is solely responsible for all tax consequences to the Grantee in connection with this Award. The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with the Award and that the Grantee is not relying on the Company for any tax advice.

B.The award or vesting of the Award may give rise to “wages” subject to withholding.

C.At such other time as may be required pursuant to this Section 6, the Grantee shall, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Grantee.

7.Award Confers No Rights to Continued Tenure as Director. In no event shall the granting of the Award or its acceptance by the Grantee, or any provision of the Agreement, give or be deemed to give the Grantee any right to continued service as a Non-Employee Director.

8.Award Subject to Clawback. The Award is subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

9.General

A.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attention: General Counsel

and if to the Grantee, to the last known mailing address of the Grantee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

B.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

C.Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

D.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.

E.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

F.Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Grantee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

10.Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

11.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Company’s Compensation Committee for review. The resolution of such a dispute by the Compensation Committee shall be final and binding on all parties.

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WEST CORPORATION

By:
	Name:	Thomas B. Barker
	Title:	Chief Executive Officer

The foregoing Restricted Cash Award is
accepted and agreed as of the Grant Date

Address: